Exhibit 99.1

FOSSIL GROUP, INC. REPORTS THIRD QUARTER 2026 FINANCIAL RESULTS

Reported worldwide net sales of $271 million increase 0.4%; Constant currency worldwide net sales up 2.0%

Gross margin expands 10.8 percentage points to 59.8%

Third quarter operating income of $25 million and operating margin of 9%; constant currency adjusted operating income of $30 million and constant currency adjusted operating margin of 11%

Raises full year 2026 financial outlook

Richardson, TX, November 10, 2026 (GLOBE NEWSWIRE) - Fossil Group, Inc. (NASDAQ: FOSL) today announced financial results for the fiscal third quarter ended October 3, 2026.

“Our strong third quarter results reflect momentum across brands, channels and geographies and demonstrate that our product innovation and storytelling is connecting with consumers around the globe,” said Franco Fogliato, CEO. “The three strategic pillars under our turnaround plan are translating to top line growth and accelerating profitability. We are pleased that year-to-date results are outpacing our expectations, supporting an increase in our full year financial outlook on both the top and bottom line. Our teams are continuing to deliver strong execution and we believe we are just at the beginning of our long-term growth journey, providing us with confidence in our ability to drive lasting shareholder value.”

Third Quarter 2026 Operating Results

Amounts referred to as “adjusted” as well as “constant currency” are non-GAAP financial measures. Reconciliations of these non-GAAP financial measures to their closest reported GAAP measures are included at the end of this press release.

•Net sales totaled $271.2 million, an increase of 0.4% on a reported basis and 2.0% in constant currency, compared to $270.2 million in the third quarter of fiscal 2025. The sales increase was driven by strong consumer response to our product innovation and storytelling. Our store rationalization initiatives unfavorably impacted sales by approximately 190 basis points in the third quarter. From a regional view in constant currency, Asia net sales increased 15.1% and the Americas increased 0.1%, while Europe decreased 5.6%. Wholesale sales in constant currency increased 4.4%, and our direct to consumer sales decreased 5.9%. Within our direct to consumer channels, which include e-commerce and Fossil retail stores, comparable retail sales increased 0.1%. In our major product categories, traditional watch sales increased 6.4% in constant currency in the third quarter compared to the prior year period. The leathers category decreased 20.5% and jewelry sales declined 10.8%, each in constant currency during the third quarter. From a brand lens, the Fossil brand increased 13.6% in constant currency during the third quarter as compared to the prior year.

•Gross profit totaled $162.3 million compared to $132.4 million in the third quarter of 2025. Gross margin increased 10.8 percentage points to 59.8% versus 49.0% in the third quarter of 2025. The year-over-year increase primarily reflects reduced licensed brand minimum royalties, the accelerated timing of minimum royalty recognition as compared to the prior year and improved product margins in our core categories driven by benefits from our full price selling model, sourcing initiatives and reduced tariffs.

•Operating expenses totaled $137.0 million, a decrease of 11.1% compared to $154.1 million a year ago. As a percentage of net sales, operating expenses were 50.5% in the third quarter of 2026 compared to 57.0% in the prior year third quarter. Operating expenses in the third quarter of 2026 included $2.9 million of restructuring costs, primarily related to professional services and employee costs, while operating expenses in the third quarter of 2025 included $6.8 million of restructuring costs. SG&A expenses were $133.9 million, a decrease of 8.8% compared to the third quarter of 2025. As a percentage of net sales, SG&A expenses were 49.4% in the third quarter of 2026 compared to 54.3% in the prior year third quarter, largely driven by cost reductions and efficiencies gained through our restructuring programs.

•Operating income (loss) was $25.3 million compared to $(21.7) million in the third quarter of 2025. Operating margin was 9.3% in the third quarter of 2026 compared to (8.0)% in the prior year third quarter. Constant currency adjusted operating income totaled $30.2 million compared to adjusted operating loss of $14.4 million in the third quarter of 2025. Constant currency adjusted operating margin was 11.0% in the third quarter of 2026 compared to adjusted operating margin of (5.3)% in the prior year third quarter.

•Interest expense was $8.9 million compared to $4.2 million in the third quarter of 2025 due to increased debt issuance cost amortization, higher debt balances and increased interest rates.

•Other income (expense) was $4.2 million of income compared to $6.2 million of expense in the third quarter of 2025, primarily reflecting net currency gains in the third quarter of 2026 as compared to net currency losses in the prior year third quarter. The prior year third quarter also included a $1.7 million loss on extinguishment of debt.

•Income (loss) before income taxes was $20.6 million compared to $(32.1) million in the third quarter of 2025.

•Adjusted EBITDA was $36.7 million, or 13.5% of net sales in the third quarter of 2026 and $(15.0) million, or (5.6)% of net sales in the prior year quarter.

•Provision (benefit) for income taxes was an expense of $9.2 million, resulting in an effective income tax rate of 44.6% compared to an expense of $8.0 million and an effective tax rate of (24.8)% in the prior year third quarter. The change in effective tax rate was primarily due to the Company generating pre-tax income in the third quarter of 2026 compared to a pre-tax loss in the prior year third quarter, as well as shifts in the global mix of earnings and valuation allowance adjustments.

•Net income (loss) totaled $11.7 million with net income per diluted share of $0.19, which compares to net loss of $39.9 million and net loss per diluted share of $0.76 in the prior year third quarter. Adjusted net income was $14.2 million for the third quarter of 2026 with adjusted net income per diluted share of $0.23 compared to adjusted net loss of $32.8 million with adjusted net loss per diluted share of $0.63 in the prior year third quarter.

Balance Sheet Summary

As of October 3, 2026, the Company had total liquidity of $111.7 million, consisting of $77.0 million of cash and cash equivalents and $34.7 million of availability under its asset-based revolving credit facility ("ABL"). Inventories at the end of the third quarter of 2026 totaled $189.2 million, an increase of 13.4% compared to a year ago, reflecting investments to support our product innovation and demand pipeline. Total debt was $208.0 million.

Financial Outlook

The Company is raising 2026 financial guidance to reflect the strength of year-to-date performance and continuing momentum across the business:

•Worldwide net sales in the range of $980 million to $990 million
•Adjusted operating margin(1) in the range of 5.5% to 6.5%
•Positive free cash flow(2)

Worldwide net sales and adjusted operating margin guidance exclude impacts from foreign currency.

(1) A reconciliation of adjusted operating margin, a non-GAAP financial measure, to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable effort due to the high variability and low visibility of certain income and expense items that are excluded in calculating adjusted operating margin.

(2) Free cash flow is a non-GAAP financial measure, defined as net cash from operating activities less net cash used in investing activities. A corresponding reconciliation of free cash flow to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable effort.

Conference Call Information

Fossil Group will host a conference call to discuss these results at 5:00 p.m. Eastern Time today, November 10, 2026. A live webcast of the conference call will be available on the investor relations section of Fossil Group’s website at https://www.fossilgroup.com/investors and will also be archived for replay.

Safe Harbor

This press release and related statements by our management contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements include, without limitation, statements regarding our current assumptions, projections and expectations about our business, financial outlook, turnaround plan and future events. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Any such forward-looking statements involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond our control. The inclusion of such information should not be regarded as a representation by the company, or any other person, that the expectations of the company will be achieved. Words such as "estimate,” "project,” "plan,” "goal,” "believe,” "expect,” "anticipate,” "intend,” "should,” "are confident,” "will,” "could,” "outlook,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we assume no obligation to publicly update or revise any forward-looking statements, including any financial targets, projections, estimates, or performance outlook, whether as a result of new information, future events, or otherwise. Factors that may cause actual results to differ from those expressed in our forward-looking statements include, but are not limited to, the factors disclosed in Part I, Item 1A. "Risk Factors” of the company’s most recent Annual Report on Form 10-K, and in our subsequent reports and filings with the Securities and Exchange Commission, as well as the following factors: increased political uncertainty; acts of war, military actions or acts of terrorism; the effect of worldwide economic conditions; lower levels of consumer spending resulting from inflation, a general economic downturn or generally reduced shopping activity caused by public safety or consumer confidence concerns; government regulation and tariffs; risks related to the success of our turnaround plan and goals; significant changes in consumer spending patterns or preferences; interruptions or delays in the supply of key components or products; the termination or non-renewal of significant license agreements; loss or shut down of key facilities; a data security or privacy breach or information systems disruptions; changes in foreign currency valuations in relation to the U.S. dollar; compliance with debt covenants and other contractual provisions and meeting debt service obligations; risks related to the success of our business strategy; impact of any minimum royalty commitments in excess of royalties payable on actual sales; risks related to foreign operations and manufacturing; the effect of any pandemic; changes in the costs of materials and labor; levels of traffic to and management of our retail stores; loss of key personnel or failure to attract and retain key employees and the outcome of current and possible future litigation. Readers of this press release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein.

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include watches, jewelry, handbags, small leather goods, belts and sunglasses. We are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Relic, Skagen and Zodiac, and licensed brands, Armani Exchange, Diesel, Emporio Armani, Michael Kors, Skechers and Tory Burch. We bring each brand story to life through an extensive distribution network across numerous geographies, categories and channels. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:	Christine DiSanto (Greany)
The Blueshirt Group
christine@blueshirtgroup.com

Media Relations:	Michael McMullan
Berns & Co.
mmcmullan@bernsandco.com

Consolidated Income Statement Data	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 39 Weeks Ended	For the 40 Weeks Ended
($ in millions, except per share data):	October 3, 2026	October 4, 2025	October 3, 2026	October 4, 2025
Net sales	$271.2	$270.2	$705.7	$723.9
Cost of sales	108.9	137.8	277.9	321.8
Gross profit	162.3	132.4	427.8	402.1
Gross margin	59.8%	49.0%	60.6%	55.6%
Operating expenses:
Selling, general and administrative expenses	133.9	146.8	377.9	391.6
Other long-lived asset impairments	0.2	0.5	0.9	0.6
Restructuring charges	2.9	6.8	8.4	29.9
Total operating expenses	$137.0	$154.1	$387.2	$422.1
Total operating expenses (% of net sales)	50.5%	57.0%	54.9%	58.3%
Operating income (loss)	25.3	(21.7)	40.6	(20.0)
Operating margin	9.3%	(8.0)%	5.8%	(2.8)%
Interest expense	8.9	4.2	25.7	13.0
Other income (expense) - net	4.2	(6.2)	3.6	(9.4)
Income (loss) before income taxes	20.6	(32.1)	18.5	(42.4)
Provision (benefit) for income taxes	9.2	8.0	18.3	17.6
Less: Net income attributable to noncontrolling interest	(0.3)	(0.2)	—	(0.3)
Net income (loss) attributable to Fossil Group, Inc.	$11.7	$(39.9)	$0.2	$(59.7)
Earnings per share:
Basic	$0.20	$(0.76)	$—	$(1.13)
Diluted	$0.19	$(0.76)	$—	$(1.13)
Weighted average common shares outstanding:
Basic	59.1	52.4	58.9	53.1
Diluted	61.2	52.4	60.9	53.1

Consolidated Balance Sheet Data ($ in millions):	October 3, 2026	October 4, 2025
Assets:
Cash and cash equivalents	$77.0	$79.2
Accounts receivable - net	150.0	162.5
Inventories	189.2	166.8
Other current assets	67.1	62.6
Total current assets	$483.3	$471.1
Property, plant and equipment - net	$31.3	$35.9
Operating lease right-of-use assets	145.9	122.5
Intangible and other assets - net	62.9	71.5
Total long-term assets	$240.1	$229.9
Total assets	$723.4	$701.0

Liabilities and stockholders’ equity:
Accounts payable, accrued expenses and other current liabilities	$279.6	$295.8
Short-term debt	—	7.0
Total current liabilities	$279.6	$302.8
Long-term debt	$208.0	$169.1
Long-term operating lease liabilities	134.8	108.6
Other long-term liabilities	20.3	24.4
Total long-term liabilities	$363.1	$302.1
Stockholders’ equity	80.7	96.1
Total liabilities and stockholders’ equity	$723.4	$701.0

Constant Currency Financial Information

The following table presents the Company’s business segment and product net sales on a constant currency basis which are non-GAAP financial measures. To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average rates during the comparable period of the prior fiscal year. The Company presents constant currency information to provide investors with a basis to evaluate how its underlying business performed excluding the effects of foreign currency exchange rate fluctuations. The constant currency financial information presented herein should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

	Net Sales For the 13 Weeks Ended				Net Sales For the
	October 3, 2026			October 4, 2025	39 Weeks Ended October 3, 2026			40 Weeks Ended October 4, 2025
($ in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported
Segment:
Americas	$110.0	$(0.2)	$109.8	$109.7	$303.5	$(2.9)	$300.6	$303.2
Europe	85.2	0.9	86.1	91.2	212.5	(5.3)	207.2	235.7
Asia	75.7	3.7	79.4	69.0	188.5	7.0	195.5	183.7
Corporate	0.3	—	0.3	0.3	1.2	—	1.2	1.3
Total net sales	$271.2	$4.4	$275.6	$270.2	$705.7	$(1.2)	$704.5	$723.9

Product categories:
Watches:
Traditional watches	$232.3	$4.1	$236.4	$222.2	$596.8	$0.1	$596.9	$585.3
Smartwatches	0.9	(0.1)	0.8	3.8	4.0	—	4.0	9.3
Total watches	$233.2	$4.0	$237.2	$226.0	$600.8	$0.1	$600.9	$594.6
Leathers	12.0	—	12.0	15.1	34.3	(0.5)	33.8	49.2
Jewelry	22.0	0.4	22.4	25.1	59.4	(0.7)	58.7	66.7
Other	4.0	—	4.0	4.0	11.2	(0.1)	11.1	13.4
Total net sales	$271.2	$4.4	$275.6	$270.2	$705.7	$(1.2)	$704.5	$723.9

Adjusted EBITDA, Adjusted Operating Income (Loss), Constant Currency Adjusted Operating Income (Loss), Adjusted Net Income (Loss) and Adjusted Earnings (Loss) per Share

Adjusted EBITDA, Adjusted operating income (loss), Constant currency adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share are non-GAAP financial measures. We define Adjusted EBITDA as our income (loss) before the impact of income taxes, plus interest expense, amortization and depreciation, impairment expense, other non-cash charges, stock-based compensation expense, restructuring expense and unamortized debt issuance costs included in loss on extinguishment of debt, minus the gain on sale of our subsidiary, gains on asset divestitures, IEEPA refund claims for tariffs incurred in the prior year and interest income. We define Adjusted operating income (loss) as operating income (loss) before impairment expense, restructuring expense, gains on asset divestitures, IEEPA refund claims for tariffs incurred in the prior year and unamortized debt issuance costs included in loss on extinguishment of debt. We define Constant currency adjusted operating income (loss) as operating income (loss) before impairment expense, restructuring expense, gains on asset divestitures and IEEPA refund claims for tariffs incurred in the prior year and excluding the effects of foreign currency exchange rate fluctuations. We define Adjusted net income (loss) and Adjusted earnings (loss) per share as net income (loss) attributable to Fossil Group, Inc. and diluted earnings (loss) per share, respectively, before impairment expense, restructuring expense, the gain on sale of our subsidiary, gains on asset divestitures, IEEPA refund claims for tariffs incurred in the prior year and unamortized debt issuance costs included in loss on extinguishment of debt. We have included Adjusted EBITDA, Adjusted operating income (loss), Constant currency adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share herein because they are widely used by investors for valuation and for comparing our financial performance with the performance of our competitors. We also use these non-GAAP financial measures to monitor and compare the financial performance of our operations. Our presentation of Adjusted EBITDA, Adjusted operating income (loss), Constant currency adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share may not be comparable to similarly titled measures other companies report. Adjusted EBITDA, Adjusted operating income (loss), Constant currency adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share are not intended to be used as alternatives to any measure of our performance in accordance with GAAP.

The following tables reconcile Adjusted EBITDA to the most directly comparable GAAP financial measure, which is income (loss) before income taxes. Certain line items presented in the tables below, when aggregated, may not foot due to rounding.

	Fiscal 2025	Fiscal 2026
($ in millions):	Q4	Q1	Q2	Q3	Total
Income (loss) before income taxes	$(7.3)	$4.8	$(6.9)	$20.6	$11.2
Plus:
Interest expense	7.3	8.5	8.3	8.9	33.0
Amortization and depreciation	3.3	1.8	3.0	2.2	10.3
Other long-lived asset impairments	1.0	0.1	0.7	0.2	2.0
Other non-cash charges	(0.8)	0.3	(0.6)	0.2	(0.9)
Stock-based compensation	0.5	0.7	1.6	1.8	4.6
Restructuring expense	10.7	2.0	3.4	2.9	19.0
Loss on extinguishment of debt	1.4	—	—	—	1.4
Less:
IEEPA tariff refund claims	—	3.6	—	—	3.6
Gain on sale of subsidiary(1)	—	—	0.8	—	0.8
Interest income	0.3	0.1	0.1	0.1	0.6
Adjusted EBITDA	$15.8	$14.5	$8.6	$36.7	$75.6

(1) Includes the gain on sale of our South Africa subsidiary

	Fiscal 2024	Fiscal 2025
($ in millions):	Q4	Q1	Q2	Q3	Total
Income (loss) before income taxes	$(25.2)	$(14.5)	$4.1	$(32.1)	$(67.7)
Plus:
Interest expense	4.9	4.5	4.3	4.2	17.9
Amortization and depreciation	3.8	3.4	3.0	3.3	13.5
Other long-lived asset impairments	0.6	0.1	—	0.5	1.2
Other non-cash charges	3.7	0.2	(0.5)	0.2	3.6
Stock-based compensation	0.7	0.6	0.6	0.6	2.5
Restructuring expense	28.2	15.8	7.3	6.8	58.1
Restructuring cost of sales	7.5	—	—	—	7.5
Loss on extinguishment of debt	—	—	—	1.7	1.7
Less:
Gains on asset divestitures(1)	—	—	11.5	—	11.5
Interest income	1.1	1.0	0.3	0.2	2.6
Adjusted EBITDA	$23.1	$9.1	$7.0	$(15.0)	$24.2

(1) Includes the gains on sale of our European distribution center and equipment from a Swiss manufacturing facility

The following tables reconcile Adjusted operating income (loss), Constant currency adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share to the most directly comparable GAAP financial measures, which are operating income (loss), net income (loss) attributable to Fossil Group, Inc. and diluted earnings (loss) per share, respectively. Certain line items presented in the tables below, when aggregated, may not foot due to rounding.

	For the 13 Weeks Ended October 3, 2026
($ in millions, except per share data):	As Reported	Other Long-Lived Asset Impairment	Restructuring Expenses	As Adjusted	Impact of Foreign Currency Exchange Rates	As Adjusted Constant Currency
Operating income (loss)	$25.3	$0.2	$2.9	$28.4	$1.8	$30.2
Operating margin (% of net sales)	9.3%			10.5%		11.0%
Interest expense	(8.9)	—	—	(8.9)
Other income (expense) - net	4.2	—	—	4.2
Income (loss) before income taxes	20.6	0.2	2.9	23.7
Provision (benefit) for income taxes	9.2	—	0.6	9.8
Less: Net income attributable to noncontrolling interest	(0.3)	—	—	(0.3)
Net income (loss) attributable to Fossil Group, Inc.	$11.7	$0.2	$2.3	$14.2
Diluted earnings (loss) per share	$0.19	$—	$0.04	$0.23

	For the 13 Weeks Ended October 4, 2025
($ in millions, except per share data):	As Reported	Other Long-Lived Asset Impairment	Restructuring Expenses	Loss on Extinguishment of Debt	As Adjusted
Operating income (loss)	$(21.7)	$0.5	$6.8	$—	$(14.4)
Operating margin (% of net sales)	(8.0)%				(5.3)%
Interest expense	(4.2)	—	—	—	(4.2)
Other income (expense) - net	(6.2)	—	—	1.7	(4.5)
Income (loss) before income taxes	(32.1)	0.5	6.8	1.7	(23.1)
Provision for income taxes	8.0	0.1	1.4	0.4	9.9
Less: Net income attributable to noncontrolling interest	(0.2)	—	—	—	(0.2)
Net income (loss) attributable to Fossil Group, Inc.	$(39.9)	$0.4	$5.4	$1.3	$(32.8)
Diluted earnings (loss) per share	$(0.76)	$0.01	$0.10	$0.02	$(0.63)

	For the 39 Weeks Ended October 3, 2026
($ in millions, except per share data):	As Reported	Other Long-Lived Asset Impairment	Restructuring Expenses	IEEPA Tariff Refund Claims	Gain on Sale of Subsidiary (1)	As Adjusted	Impact of Foreign Currency Exchange Rates	As Adjusted Constant Currency
Operating income (loss)	$40.6	$0.9	$8.4	$(3.6)	$—	$46.3	$2.0	$48.3
Operating margin (% of net sales)	5.8%					6.6%		6.9%
Interest expense	(25.7)	—	—	—	—	(25.7)
Other income (expense) - net	3.6	—	—	—	(0.8)	2.8
Income (loss) before income taxes	18.5	0.9	8.4	(3.6)	(0.8)	23.4
Provision (benefit) for income taxes	18.3	0.2	1.8	(0.8)	(0.2)	19.3
Less: Net income attributable to noncontrolling interest	—	—	—	—	—	—
Net income (loss) attributable to Fossil Group, Inc.	$0.2	$0.7	$6.6	$(2.8)	$(0.6)	$4.1
Diluted earnings (loss) per share	$0.00	$0.01	$0.11	$(0.05)	$(0.01)	$0.06

(1) Includes the gain on sale of our South Africa subsidiary

	For the 40 Weeks Ended October 4, 2025
($ in millions, except per share data):	As Reported	Other Long-Lived Asset Impairment	Restructuring Expenses	Loss on Extinguishment of Debt	Gains on Asset Divestiture(1)	As Adjusted
Operating income (loss)	$(19.9)	$0.6	$29.9	$—	$(11.5)	$(0.9)
Operating margin (% of net sales)	(2.8)%					(0.1)%
Interest expense	$(13.0)	—	—	$—	—	(13.0)
Other income (expense) - net	(9.5)	—	—	1.7	—	(7.8)
Income (loss) before income taxes	(42.4)	0.6	29.9	1.7	(11.5)	(21.7)
Provision for income taxes	17.6	0.1	6.3	0.4	(2.4)	22.0
Less: Net income attributable to noncontrolling interest	(0.3)	—	—	—	—	(0.3)
Net income (loss) attributable to Fossil Group, Inc.	$(59.7)	$0.5	$23.6	$1.3	$(9.1)	$(43.4)
Diluted earnings (loss) per share	$(1.13)	$0.01	$0.44	$0.02	$(0.17)	$(0.83)

(1) Includes the gain on sale of our European distribution center and equipment from a Swiss manufacturing facility

Store Count Information

	October 4, 2025	Opened	Closed	Converted to Franchise	October 3, 2026
Americas	97	0	8	0	89
Europe	49	0	3	11	35
Asia	58	4	12	0	50
Total stores	204	4	23	11	174

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